EXHIBIT 4.9

AMENDMENT NO. 1 TO THE STANDSTILL AGREEMENT

This Amendment No. 1 ("Amendment No. 1") to the Standstill Agreement dated as of August, 2003 (the "Agreement") is dated as April 25, 2008 and is by and among AboveNet, Inc. (formerly known as Metromedia Fiber Network, Inc.) (the "Company"), John W. Kluge ("Kluge"), that certain Fourteenth Restatement of Trust Agreement, dated May 30, 1984, between John W. Kluge, as Grantor, and John W. Kluge and Manufacturers Hanover Trust Company (now JPMorgan Chase Bank. N.A. of New York), as original trustees (the current trustees being John W. Kluge and Stuart Subotnick, dated April 4, 2008 (the "Kluge Trust"), Stuart Subotnick (Kluge, the Kluge Trust and Stuart Subotnick are hereinafter collectively referred to as the "Kluge Parties" and each is a "Kluge Party") and JWK Enterprises LLC, a Delaware limited liability company ("JWK Enterprises"). The Company, the Kluge Parties and JWK Enterprises are hereinafter collectively referred to as the Parties.

WHEREAS, the Company and the Kluge Parties entered into the Agreement in August 2003 setting forth certain rights and obligations of the Kluge Parties with respect to the Kluge Trust's ownership of Common Stock in the Company;

WHEREAS, the Agreement provides, among other things, that the Kluge Trust shall not transfer any shares of Common Stock to a Related Transferee unless the Related Transferee becomes a party to the Agreement;

WHEREAS, the Kluge Trust has transferred all of the shares of Common Stock that it owned to Kluge and Kluge has transferred all of such shares of Common Stock to JWK Enterprises;

NOW THEREFORE, the parties agree as follows:

1. The Kluge Parties and JWK Enterprises represent that JWK Enterprises is an Affiliate of a Kluge Party and that the Transfer of shares of Common Stock contemplated hereby is a transfer to a Related Transferee.

2. Each of the Parties agrees that upon the Transfer of the shares of Common Stock contemplated hereby to JWK Enterprises JWK Enterprises shall be entitled to the rights under and subject to the obligations of the Agreement as amended by this Amendment No. 1.

3. This Amendment No. 1 may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

4. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, this Amendment No. 1 to the Agreement has been executed as of the date first written above.

ABOVENET, INC.
By:	/s/ Robert Sokota
Name: Robert Sokota
Title: SVP and General Counsel

/s/ John W. Kluge
John W. Kluge

FOURTEENTH RESTATEMENT OF TRUST AGREEMENT, DATED MAY 30,1984, BETWEEN JOHN W. KLUGE, AS GRANTOR, AND JOHN W. KLUGE AND MANUFACTURERS HANOVER TRUST COMPANY (NOW JPMORGAN CHASE BANK, N.A. OF NEW YORK), AS ORIGINAL TRUSTEES (THE CURRENT TRUSTEES BEING JOHN W. KLUGE AND STUART SUBOTNICK), DATED APRIL 4, 2008

By:	/s/ Stuart Subotnick
Name: Stuart Subotnick
Title: Trustee

/s/ Stuart Subotnick
Stuart Subotnick

JWK ENTERPRISES, LLC
By:	/s/ John W. Kluge
Name: John W. Kluge
Title: Manager